Exhibit (m)(14)

SHAREHOLDER SERVICES AGREEMENT

This Shareholder Services Agreement (the “Agreement”) is made as of March 19, 2014, by GMO Series Trust, a Massachusetts business trust (“Company”) having an address at 40 Rowes Wharf, Boston, Massachusetts 02110 and MSCS Financial Services Division of Broadridge Business Process Outsourcing, LLC (f/k/a MSCS Financial Services, LLC), a Delaware limited liability company, having an address at 717 17th Street, SI300, Denver, Colorado 80202 (“Service Provider”) (collectively, the “Parties”).

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end registered investment company and currently offers for public sale shares of common stock in the separate series of the Company (each a “Fund”) listed on Schedule A annexed hereto, as may be amended from time to time;

WHEREAS, the Service Provider, directly or through its affiliates, subsidiary or designee (collectively, the “Service Provider”) provides shareholder support services (the “Services”), that may include, but are not limited to, some or all of the Services contained in Schedule B annexed hereto for the underlying clients and/or defined contribution plan participants identified on Schedule C (the “Clients”) of Service Provider’s Institutional Customer which may include, banks, third party administrators, broker-dealers and registered investment advisers (the “Customers”); and

WHEREAS, Company desires to engage Service Provider to provide the Services to the Clients of the Customers, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Incorporation of the Rules of the NSCC. The Rules & Procedures Manual of the NSCC, including the rules and procedures applicable to the utilization of the Defined Contribution Clearing and Settlement System, as amended from time to time (the “Procedures”), are hereby made a part of this Agreement as if fully set forth herein and shall be a part of each transaction cleared by Service Provider on behalf of or at the request of the Company. Sections 4 and 5 shall apply as the operational procedures for this Agreement in the event that the NSCC is unavailable for whatever reason.

2. Term. The term of this Agreement shall commence on the date hereof and shall continue until the earliest to occur of the following (the “Termination Date”):

(a)	This Agreement is terminated by mutual written consent of the parties hereto. Consent shall not be unreasonably withheld by either Party hereto;

(b)	This Agreement is terminated upon the occurrence of the following: (i) the occurrence of a material breach by the Company of any of its representations, warranties, covenants or agreements hereunder, and (ii) the failure to cure such breach by Company for sixty (60) days following receipt of notice to Company of such breach;

(c)	This Agreement is terminated upon the occurrence of the following: (i) the occurrence of a material breach by Service Provider of any of its representations, warranties, covenants or agreements hereunder, and (ii) the failure to cure such breach by Service Provider for sixty (60) days following receipt of notice to Service Provider of such breach; or

(d)	The first anniversary of the date of this Agreement; provided that, this Agreement shall be automatically renewed for successive one (1) year terms unless (i) either party not less than thirty (30) days prior to the expiration date of the initial term or any renewal term notifies the other party in writing that the Agreement will not be renewed or (ii) the Agreement is otherwise terminated pursuant to (a), (b) or (c) above.

The termination of this Agreement shall not relieve either Party of any obligation hereunder that accrued prior to such termination.

3. Services Provided by the Service Provider. Service Provider agrees to provide various types of Services with respect to a Fund’s Shares. Such Services may include those items that are enumerated in Schedule B attached hereto. Company hereby appoints Service Provider as its agent for the sole and limited purpose of accepting purchase, exchange or redemption orders for mutual fund shares (the “Shares”) purchased, exchanged or redeemed on the order or instruction of the Customer on behalf of its Client (“Orders”). Service Provider hereby accepts its appointment on the terms and conditions set forth herein. Notwithstanding anything in this Agreement to the contrary, Service Provider shall not be acting as agent for Company in any manner whatsoever, except in accepting such Orders.

4. Information Provided by the Company.

(a) The Company agrees to provide to the Service Provider via the NSCC Price & Rate File on each business day that the New York Stock Exchange (“NYSE”) is open for business (the “Business Day”) with (i) net asset value information as determined at or about the close of trading (currently 4:00 P.M. Eastern Time (“ET”) on the NYSE or at such other time at which the Fund’s net asset value is calculated as specified in each Fund’s current prospectus (the “Close of Trading”); (ii) dividend and capital gains distribution information as it becomes available; in the case of income Funds, the daily accrual for interest rate factor (mil rate); and (iv) any other information that the Service Provider needs to perform the Services listed in Schedule B. The Company will provide net asset value information, and income accrual, dividend payment and capital gains information to the Service Provider by 9:00 P.M. ET on each Business Day.

(b) The Company will provide the Service Provider with (i) a confirmation with respect to each instruction as defined below, to the Service Provider under Section 5 herein no later than the start of trading of the NYSE on the Business Day following the date on which the instruction is deemed to be received by the Company; (ii) share positions for each Fund on each Business Day; (iii) to the extent requested by the Service Provider, quarterly statements detailing activity in each Account within forty-five Business Days after the end of each quarter; and (iv) such other reports as may be reasonably requested by the Service Provider.

5. Instructions and Settlement.

(a) Instructions to purchase and redeem Shares by the Company for Service Provider shall be effected as provided in this Section 5. The Service Provider shall transmit to the Company instructions to purchase or redeem Shares of the Funds for accounts that have been or will be opened with the Funds for the Customer on behalf of its Clients (the “Instructions”). To the extent available and as soon as reasonably practicable, the Service Provider will notify the Company of any Instruction that will exceed $1 million.

(b) The Service Provider will facilitate the clearing for the purchase and redemption of trades of various mutual fund shares (the “Trades”) in accordance with the Rules of the NSCC. Purchases and redemptions for the Plans shall be made at the net asset value determined as of the Close of Trading on the Business Day that an Instruction to purchase or redeem shares is received by the Service Provider, provided that (i) Service Provider receives Instructions from Customer or Client prior to the Close of Trading on that Business Day; and (ii) the Company receives the Instructions from the Service Provider by 6:00 A.M. ET on the next following Business Day. Instructions received by the Service Provider from Customer or Client after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. The Service Provider represents that it has in place and at all times during the term of this Agreement will maintain, internal controls reasonably designed to prevent orders received on behalf of retirement Plans or Participants after the Close of Trading on a Business Day from being aggregated with orders properly received before that time.

(c) Payment for net purchases and redemptions of Shares attributable to all Instructions executed for the Accounts on a given Business Day will be wired by the Service Provider as contemplated by the Funds’ current prospectus.

(d) In the event that the NSCC is not available the Parties agree to use the following procedures:

(i)	For all daily valuation investments, the Company or its designated agent will provide to the Service Provider on each day the New York Stock Exchange (the “Exchange”) is open for business (each a “Business Day”), the Funds’ net asset value, dividend and capital gains information, as applicable, and, in the case of income funds, the daily accrual for interest rate factor (mil rate) determined as of the Close of Trading. The Company or its designated agent will provide such information to the Service Provider via facsimile or such other means as mutually agreed upon by no later than 9:00 p.m. Eastern Time on each Business Day.

(ii)

On each Business Day, the Service Provider may receive instructions from the Plans and/or Participants for the purchase and/or redemption of shares of the Funds (“Orders”). Orders received and accepted by the Service Provider prior to the Close of Trading on any given Business Day (but after the Close of Trading on the immediately preceding Business Day)

(the “Trade Date”) will be transmitted to the Company or its designated agent by 8:00 a.m. Eastern Time on the next Business Day (“Trade Date + 1”) and will be executed by the Company or its designated agent at the net asset value determined as of the Close of Trading on the Trade Date.

(iii)	As mutually agreed upon by the parties, the Company or its designated agent will either provide confirmations of such Orders (i.e. acknowledgements) or provide the Service Provider with remote access to account information in order to enable the Service Provider to confirm transactions on a daily basis.

(iv)	Settlement of all Orders, including payment for purchases, shall occur by 3:00 PM ET on Trade Date + 1. Payments for net purchase and/or net redemption Orders shall be made by wire transfer by the Plan (for net purchases) or by the Funds (for net redemptions) to the account designated by the appropriate receiving party. The Service Provider acknowledges and agrees that the Company reserves the right to suspend the right of redemption or postpone the date of payment upon redemption of shares as provided in accordance with the Company’s then effective prospectus.

6. Compensation to Service Provider.

(a) The Company will pay a fee as listed in Schedule D to the Service Provider in consideration for the services provided pursuant to this Agreement.

(b) Within thirty (30) days of the close of the quarter, Service Provider shall provide Company with a statement showing the aggregate value of Service Provider assets for the preceding quarter and Company shall make payment to the Service Provider of the compensation due the Service Provider in accordance with this Agreement. Company must notify Service Provider of any issues or concerns it may have involving an invoice within one hundred and eighty (180) days of receipt of such invoice. In the event Company fails to provide such notification, it then agrees to waive any claims related thereto and the Service Provider shall be forever released from any and all liability with respect to the invoice.

7. Representations, Warranties and Covenants.

(a)	Each of the Parties represents and warrants to the other as follows:

(1) Such Party is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to transact business in each other jurisdiction where it is required to be so qualified;

(2) This Agreement has been duly authorized and executed by such Party, and represents the legal, valid and binding obligations of such Party, enforceable against such party in accordance with its respective terms;

(3) The execution, delivery and performance by such Party of the Agreement does not violate, conflict with or constitute a breach of any provision of any Federal, state or local law applicable to such Party, the organizational documents of such Party or any material agreement, contract, consent decree, order or other instrument to which such Party is a Party or by which such Party is bound;

(4) Other than a consent previously obtained, no consent or other action of any third party is necessary for such Party to execute, deliver or perform under the Agreement;

(5) The Parties are not affiliated with each other in any way. Neither will represent or imply in any way that either Party has any relationship with the other Party except as described in this Agreement. Neither Party will use the other’s name in advertising or marketing material, or otherwise, without the other’s prior written consent, except that each party may use the name of the other as may be necessary in their respective regulatory filings; and

(6) At all times, the Parties shall comply with all federal and state laws and regulations, including, but not limited to, the Investment Company Act of 1940, the Securities Act of 1933, the Securities and Exchange Act of 1934 and the Employee Retirement Income Security Act (all as amended).

(b)	The Company represents, warrants, and covenants that:

(1) The Funds are series of investment companies registered under the ‘40 Act and Shares sold by the Funds are, and will be, registered under the ‘33 Act;

(2) Except as indicated on Schedule A, Shares of the Funds are properly registered with the U.S. Securities and Exchange Commission and the Company will determine when appropriate to register the Shares in the relevant state and/or the District of Columbia. The Company will notify the Service Provider immediately if there is any change in the registration or qualification for sale of any Shares; and

(3) The Service Provider is not responsible for any information contained in any prospectus, registration statement, annual report, proxy statement, or item of advertising, marketing material or any other document prepared by the Company or its affiliate that relates to any Fund.

(c)	Service Provider represents, warrants and covenants that:

(1) To the extent Service Provider engages one or more third parties (including any of its affiliates or designees) to act as subcontractor(s) or agent(s) (“Subcontractor”) to perform the Services required by this Agreement, Service Provider represents it has determined that each such Subcontractor is capable of performing the Services, and that Service Provider will take such measures as may be necessary to ensure that such Subcontractors perform the Services in accordance with the terms of this Agreement and applicable law. All references to Service Provider in this Agreement shall also cover Subcontractors to the extent that Services are provided by Subcontractors.

(2) Upon request, Service Provider shall provide Company with its most recent SSAE 16 Report. In addition, upon request and without causing disruption to Service Provider’s business, Service Provider will provide copies of records affecting Company, without compromising Service Provider’s obligations of confidentiality to its other customers, on an annual basis. Notwithstanding the foregoing, Service Provider shall accommodate the requests of Company’s regulators.

8. Indemnification.

(a) The Company does hereby agree to indemnify, defend and hold harmless the Service Provider its affiliates, subsidiary, parent company, officers, managers, representatives, and employees (collectively, the “Service Provider Parties”) from and against any claims, liabilities, costs, attorneys’ fees and legal costs, expenses, indirect or direct losses, damages and penalties (collectively, “Costs”) incurred by any such Service Provider Party arising from or relating to (A) any material breach by the Company of any representation, warranty, agreement or other obligation contained in this Agreement; (B) such Service Provider acting in accordance with any instructions given by or on behalf of the Company and/or Customer or its Client for the Funds; (C) any untrue statement or alleged untrue statement of material fact contained in the Company registration statement, prospectus of the Funds, any sales literature of the Funds or any other document prepared by the Company Parties or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (D) any error or omission by the Company and/or Customer or its Client in an Instruction that results in Costs; and (E) such Service Provider’s Party’s investigation, preparation or defense of any of the foregoing.

(b) The Service Provider does hereby agree to indemnify, defend and hold harmless the Company its affiliates, parent company, officers, directors, managers, representatives, and employees (collectively, the “Company Parties”) from and against any Costs incurred by any such Company Party arising from or relating to (A) any material breach by the Service Provider of any representation, warranty, agreement or other obligation contained in this Agreement; (B) such Company Party’s investigation, preparation or defense of any of the foregoing; (C) the Company acting in accordance with any Instruction given by MSCS Financial Services Division of Broadridge Business Process Outsourcing, LLC in accordance with Section 5(a) herein and (D) the performance by any Subcontractor engaged by the Service Provider in connection with Section 7(c) herein.

(c) Indemnity Procedures. A Party seeking indemnity under this Section 15 (Indemnity) shall: (i) promptly after receiving notice of a claim or litigation for which indemnity may be sought, give the indemnifying Party prompt written notice thereof, together with any and all documentation received related to such claim or litigation; (ii) give the indemnifying Party full control over the defense and settlement of any claim or litigation for which indemnification is sought; and (iii) reasonably cooperate with the indemnifying Party, at the indemnifying Party’s expense, to facilitate the defense or settlement of any such claim or litigation; provided that a failure to comply with the foregoing procedures shall relieve the indemnifying Party from its obligation to indemnify solely to the extent that such failure results in prejudice to the indemnifying Party. The Party seeking indemnification may participate in the defense or negotiations at its own expense to protect its interests. The indemnifying Party shall not enter into any settlement agreement that impairs the rights or expands the obligations of the Party seeking indemnification without the prior written consent of such Party, provided that the indemnifying Party may settle any claim or cause of action to the extent such claim seeks monetary damages if the indemnifying Party agrees to pay such monetary damages.

The provisions of this Section 8 shall survive the termination of this Agreement.

9. Non-Exclusivity. Both Parties may enter into other similar Servicing Agreements with any other person or persons without the other’s consent.

10. Set Off Rights. Service Provider shall have a contractual right to set off any money Service Provider owes to the Company against any obligation of the Company to Service Provider, but any such set off shall not constitute an accord and satisfaction unless agreed to in writing by the Parties.

11. Amendment and Waiver. Any of the terms of this Agreement may be waived, amended or modified in whole or in part only by a writing signed by the Parties hereto. No failure of any Party to insist upon strict performance of any provision of this Agreement shall constitute a waiver. The parties agree that Schedules A and C can be amended by the signature of both Parties on any revised Schedule.

12. Entire Agreement. This Agreement, together with its accompanying schedule(s), constitutes the entire Agreement between the Parties with respect to the subject matter herein and there are no agreements, representations or warranties between the Parties other than those set forth or provided for herein.

13. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

14. Liability; Acts Beyond Control. Notwithstanding anything herein to the contrary, neither party shall be liable to the other party for any act or omission of such party provided that the party acted in good faith, unless such conduct was found to constitute gross negligence or willful misconduct. Neither party shall be liable for undertaking any act on Instructions from the other party, or any third party, or for failing to act in the absence of such Instructions. Each party shall be entitled to conclusively rely on the authenticity of any notice or other communication received from the other party so long as the party reasonably believes the notice or other communication to be genuine. Under no circumstances shall either party be liable for (A) any losses or unrealized gains resulting from Instructions not authorized on a timely basis, or (B) any indirect, incidental, special, consequential or punitive damages, including without limitation any damages claimed as a result of lost profits or loss of reputation.

Neither party shall be responsible for losses caused directly or indirectly by conditions beyond its reasonable control, including but not limited to war, acts of terrorism, natural disaster or emergency, government or NSCC restrictions or changes, exchange, market or NSCC rulings, strikes, interruptions of communications or data processing services, bank closures or temporary suspension of banking business, or disruptions in orderly trading on any exchange or market. The Parties acknowledge that unforeseen circumstances may temporarily prohibit the Parties from performing its services under the NSCC system.

The provisions of this Section 14 shall survive the termination of this Agreement.

15. Arbitration. Company, and its affiliates, officers, directors, representatives and employees (collectively, the “Company Parties”) hereby agree to settle by arbitration any controversy between Company and Service Provider or any of its affiliates, officers, directors, representatives, and employees, (collectively, the “Service Provider Parties”) which controversy arises out of this Agreement or any related agreement or the transactions contemplated hereby and thereby between Company and Service Provider. Such arbitration will be conducted in New York, New York, by, and according to the securities arbitration rules then in effect of, the American Arbitration Association. Arbitration may be initiated by serving or mailing a written notice.

The Parties acknowledge the following with respect to this arbitration clause:

(a)	Arbitration is final and binding on the Parties;

(b)	The Parties are waiving their right to seek remedies in court, including the right to a jury trial;

(c)	Pre-arbitration discovery is generally more limited than and different from court proceedings;

(d)	The arbitrators’ award is not required to include factual findings or legal reasoning and any Party’s right to appeal or to seek modification of rulings by the arbitrators is strictly limited; and

(e)	The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

Any award the arbitrator makes will be final, and judgment on it may be entered in any court having jurisdiction. The prevailing Party shall be entitled to reasonable attorneys’ fees together with any costs and expenses. This arbitration agreement shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act.

This arbitration provision shall survive: (i) termination or changes in the Agreement; and (ii) the bankruptcy of any Party. If any portion of this arbitration provision is deemed invalid or unenforceable, the remaining portions shall nevertheless remain in force.

16. Assignment by Service Provider. Neither Party to this Agreement may assign this Agreement without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void; provided, however, a change in control of either Party shall not constitute an assignment of this Agreement, and either Party may assign its rights and obligations under this Agreement to any subsidiary, affiliate or successor by merger or consolidation upon written notice to the other Party.

17. Attorneys’ Fees. In any arbitration, or other proceeding by which one Party either seeks to enforce its rights under this Agreement (whether in contract, tort or both) or seeks a declaration of any rights under this Agreement, the prevailing Party shall be awarded reasonable attorneys’ fees, together with any costs and expenses, to resolve the dispute and enforce the final judgment.

18. Notice. Any notice, demand, consent, election, offer, approval, request or other communication (collectively, a “Notice”) required or permitted under this Agreement must be in writing and either delivered personally, by a nationally recognized overnight courier, or sent by certified or registered mail, postage prepaid, return receipt requested. A Notice must be addressed to a Party as follows:

if to Service Provider, to

MSCS Financial Services Division of Broadridge Business Process Outsourcing, LLC

717 17th Street, Suite 1300

Denver, CO 80202

Attention: General Counsel

if to Company, to

GMO Series Trust

40 Rowes Wharf

Boston, Massachusetts 02110

Attention: DC Operations with a copy to the General Counsel

A Notice delivered personally will be deemed given only when acknowledged in writing by the party to whom it is delivered. A Notice delivered via a nationally recognized overnight courier shall be deemed given as of the next Business Day after it is sent. A Notice that is sent via mail will be deemed given three (3) Business Days after it is mailed. The address specified by a party above for notices to be sent may be changed by such party by written notice to the other party.

19. Severability. Should any provision of this Agreement be held invalid or unenforceable by any arbitrator, statute, rule or otherwise, the remaining provisions of this Agreement will continue in full force and effect. Upon such determination that provision is invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

20. Anti-Money Laundering Program. Service Provider represents and warrants that it has adopted an anti-money laundering program (“AML Program”) that complies with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and any future amendments (the “PATRIOT Act,” and together with the Bank Secrecy Act, the “Act”), the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC, the FINRA or any other applicable self-regulatory organization (collectively, “AML Rules and Regulations”). Service Provider further represents that its AML Program, at a minimum, (1) designates a compliance officer to administer and oversee the AML Program, (2) provides ongoing employee training, (3) includes an independent audit function to test the effectiveness of the AML Program, (4) establishes internal policies, procedures, and controls that are tailored to its particular business, (5) will include a customer identification program for its institutional customers consistent with the rules under section 326 of the Act, (6) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (7) provides for screening all new and existing customers against the Office of Foreign Asset Control (“OFAC”) list and any other government list that is or becomes required under the Act, and (8) allows for appropriate regulators to examine Service Provider’s AML books and records.

21. Market Timing. Service Provider represents that it will help assist the Fund in the Fund’s enforcement of Fund’s policy on abusive, excessive frequent trading, or arbitrage activity (“Market Timing”) with the terms of the then current Prospectus and/or statement of additional information of the Fund, including late trading policies applicable to the Shares.

22. Confidentiality.

(a) Definitions. In connection with this Agreement, including without limitation the evaluation of new services contemplated by the Parties to be provided by Service Provider under this Agreement, information will be exchanged between Service Provider and Company. Service Provider shall provide information that may include, without limitation, confidential information relating to the Service Provider Products, trade secrets, strategic information, information about systems and procedures, confidential reports, security and technical information, including but not limited to processes, vulnerability scanning reports, SSAE 16 reports, BITS SIG Questionnaire responses, internal IP addresses, and methodology documents, in written and/or verbal form, customer information, vendor and other third party information, financial information including cost and pricing, sales strategies, computer software and tapes, programs, source and object codes, and other information that is provided under circumstances reasonably indicating it is confidential (collectively, the “Service Provider Information”), and Company shall provide information required for Company to use the Services to be processed by the Services, and other information that is provided under circumstances reasonably indicating it is confidential (“Company Information”) (the Service Provider Information and the Company Information collectively referred to herein as the “Information”).

(b) Obligations. The receiver of Information (the “Receiver”) shall keep any Information provided by the other party (the “Provider”) strictly confidential and shall not, without the Provider’s prior written consent, disclose such Information in any manner whatsoever, in whole or in part, and shall not duplicate, copy or reproduce such Information, including, without limitation, by means of photocopying or transcribing of voice recording, except in accordance with the terms of this Agreement. The Receiver shall only use the Information as reasonably required to carry out the purposes of this Agreement.

(c) Disclosure Generally. Service Provider and Company agree that the Information shall be disclosed by the Receiver only to: (i) the employees, agents and consultants of the Receiver and its Affiliates who have a “need to know” such Information in connection with Receiver’s performance or use of the Services, as applicable, and (ii) auditors, counsel, and other representatives of the Receiver and its Affiliates for the purpose of providing assistance to the Receiver in the ordinary course of Receiver’s performance or use of the Services, as applicable; in each case, who have been informed of the confidential nature of the Information and agreed in writing to obligations consistent with this Section 22 (Confidentiality) with respect to such Information. Each Party will take reasonable steps to prevent a breach of its obligations by any employee or third party.

(d) Compelled Disclosure. If the Receiver or anyone to whom the Receiver transmits the Information pursuant to this Agreement becomes legally compelled to disclose any of the Information, then the Receiver will provide the Provider with prompt notice before such Information is disclosed (or, in the case of a disclosure by someone to whom the Receiver transmitted the Information, as soon as the Receiver becomes aware of the compelled disclosure), if not legally prohibited from doing so, so that the Provider may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If such protective order or other remedy is not obtained, then the Receiver will furnish only that portion of the Information which the Receiver is advised by reasonable written opinion of counsel is legally required and will exercise its reasonable efforts to assist the Provider in obtaining a protective order or other reliable assurance that confidential treatment will be accorded to the Information that is disclosed.

(e) Exceptions. Nothing contained herein shall in any way restrict or impair either Party’s right to use, disclose or otherwise deal with:

i.	Information which at the time of its disclosure is publicly available, by publication or otherwise, or which the Provider publicly discloses either prior to or subsequent to its disclosure to the Receiver;

ii.	Information which the Receiver can show was in the possession of the Receiver, or its parent, subsidiary or affiliated company, at the time of disclosure and which was not acquired, directly or indirectly, under any obligation of confidentiality to the Provider; or

iii.	Information which is independently acquired or developed by the Receiver without violation of its obligations hereunder.

In addition, each employee of the Receiver shall be free to use for any purpose, upon completion of the Services, any general knowledge, skill or expertise that (i) is acquired by such employee in performance of the Services, (ii) remains part of the general knowledge of such employee after access to the tangible embodiment of the Provider’s Information, (iii) does not contain or include any such Information, and (iv) is not otherwise specific to the Provider. Notwithstanding anything in this Agreement to the contrary, aggregated and/or statistical data shall not be considered Company Information hereunder provided that any such data does not specifically identify any of Company’s confidential information.

(f) Return or Destroy. Upon the termination of an Amendment for any reason, the Parties shall return to each other, or destroy, any and all copies of Information of the other that are in their possession relating to such terminated Amendment, except for any copies reasonably required to maintain such Party’s customary archives or computer back-up procedures, and as otherwise required by applicable law, rule or regulation. Notwithstanding the foregoing, Service Provider shall have the right to keep one copy of such Information as may be reasonably required to evidence the fact that it has provided the Services to Company. In the event that Company requires Service Provider to return any Company Information, Company shall pay Service Provider (at the rates set forth in the applicable Agreement or Amendment, or, if no such rates are set forth, at Service Provider’s then current charges) for Service Provider’s actual time spent and incidental expenses actually incurred in connection with such return.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

MSCS FINANCIAL SERVICES DIVISION OF BROADRIDGE BUSINESS PROCESS OUTSOURCING, LLC

By:	/s/ Christine Dawson
Name:	Christine Dawson
Title:	Senior Vice President, Operations

GMO SERIES TRUST, ON BEHALF OF THE FUNDS LISTED ON SCHEDULE A, SEPARATELY AND NOT JOINTLY*

By:	/s/ Megan Bunting
Name:	Megan Bunting
Title:	Vice President and Asst. Clerk

*	GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding only upon the assets and property of that series.

SCHEDULE A

THE FUNDS

FUND	Share Class	CUSIP#	12b-1 Fee
GMO Benchmark Free Allocation Series Fund R4	R4	380131417	25

GMO Benchmark Free Allocation Series Fund R5	R5	380131391	10

GMO Benchmark Free Allocation Series Fund R6	R6	380131383	0

GMO Core Plus Bond Series Fund R4	R4	380131649	25

GMO Core Plus Bond Series Fund R5	R5	380131631	10

GMO Core Plus Bond Series Fund R6	R6	380131623	0

GMO Emerging Countries Series Fund R4	R4	380131672	25

GMO Emerging Countries Series Fund R5	R5	380131664	10

GMO Emerging Countries Series Fund R6	R6	380131656	0

GMO Foreign Fund Series Fund R4	R4	380131714	25

GMO Foreign Fund Series Fund R5	R5	380131698	10

GMO Foreign Fund Series Fund R6	R6	380131680	0

GMO Global Asset Allocation Series Fund R4	R4	380131441	25

GMO Global Asset Allocation Series Fund R5	R5	380131433	10

GMO Global Asset Allocation Series Fund R6	R6	380131425	0

GMO Global Equity Allocation Series Fund R4	R4	380131474	25

GMO Global Equity Allocation Series Fund R5	R5	380131466	10

GMO Global Equity Allocation Series Fund R6	R6	380131458	0

GMO International Bond Series Fund R4	R4	380131615	25

GMO International Bond Series Fund R5	R5	380131599	10

GMO International Bond Series Fund R6	R6	380131581	0

GMO International Equity Allocation Series Fund R4	R4	380131516	25

GMO International Equity Allocation Series Fund R5	R5	380131490	10

GMO International Equity Allocation Series Fund R6	R6	380131482	0

GMO International Developed Equity Allocation Series Fund R4	R4	380131375	25

GMO International Developed Equity Allocation Series Fund R5	R5	380131367	10

GMO International Developed Equity Allocation Series Fund R6	R6	380131359	0

GMO Quality Series Fund R4	R4	380131409	25

GMO Quality Series Fund R5	R5	380131508	10

GMO Quality Series Fund R6	R6	380131607	0

GMO U.S. Core Equity Series Fund R4	R4	380131102	25

GMO U.S. Core Equity Series Fund R5	R5	380131201	10

GMO U.S. Core Equity Series Fund R6	R6	380131300	0

ACCEPTED AND ACKNOWLEDGED BY:

MSCS FINANCIAL SERVICES DIVISION OF BROADRIDGE BUSINESS PROCESS OUTSOURCING, LLC

By:	/s/ Christine Dawson
Name:	Christine Dawson
Title:	Senior Vice President, Operations
Date:	3/19/14

GMO SERIES TRUST, ON BEHALF OF THE FUNDS LISTED ON SCHEDULE A, SEPARATELY AND NOT JOINTLY*

By:	/s/ Megan Bunting
Name:	Megan Bunting
Title:	V.P. and Asst. Clerk
Date:	3/20/14

SCHEDULE B

THE SERVICES

Services provided may include, but are not limited to, some or all of the following:

(A)	processing dividend and distribution payments from the Funds;

(B)	collecting, administering and disbursing compensation payments made by the Company or its affiliates payable to or for the benefit of the Customers, including compensation subject to the terms of any Rule 12b-l plan of the Company, in connection with the Customers’ provision of services to their Clients;

(C)	arranging for bank wires;

(D)	responding to routine inquiries from authorized representatives of the Customers relating to Services performed by Service Provider;

(E)	providing sub-accounting with respect to the Shares or the information necessary for sub-accounting;

(F)	if required by law, forwarding shareholder communications from the Funds (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices);

(G)	processing purchase, exchange and redemption requests with the Funds and placing purchase, exchange and redemption orders with the Funds ;

(H)	providing a service that invests the assets of their accounts in the Shares pursuant to specific or pre-authorized instructions;

(I)	establishing and maintaining accounts and records relating to transactions in the Shares;

(J)	assisting the Company and/or the Funds in changing dividend or distribution options, account designations and addresses; and

(K)	other similar services if requested by the Company.

SCHEDULE C

LIST OF CLIENTS WITH APPLICABLE GMO FUND

CLIENT	GMO FUND

Texas Prepaid	GMO Global Asset Allocation Fund

ACCEPTED AND ACKNOWLEDGED BY:

MSCS FINANCIAL SERVICES DIVISION OF BROADRIDGE BUSINESS PROCESS OUTSOURCING, LLC

By:	/s/ Christine Dawson
Name:	Christine Dawson
Title:	Senior Vice President, Operations
Date:	3/19/14

GMO SERIES TRUST, ON BEHALF OF THE FUNDS LISTED ON SCHEDULE A, SEPARATELY AND NOT JOINTLY*

By:	/s/ Megan Bunting
Name:	Megan Bunting
Title:	V.P. and Asst. Clerk
Date:	3/20/14

SCHEDULE D

COMPENSATION

Capitalized terms used in this Schedule have the meanings given them in the Agreement to which this Schedule D is annexed.

For services rendered under this Agreement, Service Provider shall receive the fees set forth in Schedule A.

SCHEDULE E

Provision of Certain Shareholder Information

1.	Agreement to Provide Information. Services Provider, through its Agent, agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government- issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Service Provider pursuant to this Agreement during the period covered by the request.

1.1.	Period Covered by Request. Requests must set forth a period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Funds may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing dilution of the value of outstanding Shares.

1.2.	Form and Timing of Response.

1.2.1.	Service Provider agrees to provide, promptly upon request of the Fund, the requested information specified in Section 1. If requested by the Fund, Service Provider agrees to use reasonable efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund, promptly either (i) provide (or arrange to have provided) the information set forth in Section 1 for those shareholders who hold an account with an indirect intermediary, or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Service Provider additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

1.2.2.	Responses required by this section must be communicated in writing and in a format mutually agreed upon by the parties.

1.2.3.	To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

1.3.	Limitations on Use of Information. The Fund agrees not to use the information received from Service Provider other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements, the receipt, use, handling and disposal of which is subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

2.	Agreement to Restrict Trading. Service Provider agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions in the Fund’s Shares (directly or indirectly through Service Provider’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

Unless otherwise specifically requested by the Fund, Service Provider will not be required to restrict or prohibit the following types of transactions: (1) purchases of Fund Shares in connection with automated periodic or scheduled purchases of Fund Shares pursuant to a contractual arrangement such as a salary reduction agreement or other type of scheduled Plan contribution; (2) redemptions of Fund Shares in connection with automated periodic or scheduled redemptions of Fund Shares pursuant to a contractual arrangement such as a Plan benefit payment; and (3) transfers or exchanges or Fund Shares in connection with automated scheduled transfers or exchanges of Fund Shares, such as through a “dollar cost averaging” program, asset allocation program or periodic “account rebalancing” program.

Non-routine inquiries with respect to market timing or written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by any Shareholder that has been identified by the Fund as having engaged in transactions in Shares that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund (e.g., market timing and late trading policies) must be received by Service Provider at the following address that Service Provider may communicate to the Fund in written correspondence from time to time:

c/o

MSCS Financial Services Division of Broadridge Business Process Outsourcing, LLC

717 17th Street, Suite 1300

Denver, CO 80202

Attention: General Counsel

2.1.	Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.2.	Timing of Response. Service Provider agrees to execute instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by Service Provider.

2.3.	Confirmation by Service Provider. Service Provider must provide written confirmation to the Fund that instructions have been executed. Service Provider agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3.	Definitions. For purposes of this Schedule E:

3.1.	The term “Fund” includes the Fund’s principal underwriter and Fund Agent. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

3.2.	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held in accounts established by Service Provider pursuant to this Agreement.

3.3.	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by Service Provider in nominee name; except:

3.3.1.	with respect to retirement plan recordkeepers, the term “Shareholder” means the Plan Participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares; and

3.3.2.	with respect to insurance companies, the term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by Service Provider.

3.4.	The term “written” includes electronic writings and facsimile transmissions.

3.5.	The term “purchase” does not include the automatic reinvestment of dividends.

3.6.	The term “promptly” as used in Section 1.2 will mean as soon as practicable but in no event later than 10 business days from Service Provider’s receipt of the request for information from the Fund or its designee.

3.7.	The term “Agent” for purposes of SEC Rule 22c-2 and this Agreement, shall mean MG Trust Company, LLC, an entity that is authorized by its institutional customers (each a “Financial Intermediary”), to submit purchase and redemption orders to the Fund on behalf of the Financial Intermediary, and (i) to enter into Shareholder Information Agreements on behalf of such Financial Intermediary; in accordance with the terms of the Shareholder Information Agreements, to provide the Financial Intermediary’s Shareholder transaction information to the Fund upon request; and (iii) to execute instructions from the Fund to restrict or prohibit trading or through Financial Intermediary’s account.